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                                                                   Exhibit 10.23

                        AMENDMENT TO EMPLOYMENT AGREEMENT

            This Amendment, dated as of March 7, 2003, to the Employment Agreement (the "Employment Agreement") entered into as of March 11, 2000, by and between Kirk Pond (the "Executive") and Fairchild Semiconductor Corporation, a Delaware corporation (the "Corporation").

                                 R E C I T A L S

            A. The Executive and the Corporation have entered into the Employment Agreement.

            B. The Executive and the Corporation desire to amend the Employment Agreement as set forth herein to attempt to ensure the Executive's continued employment with the Corporation and an orderly transition for the Executive's successor as Chief Executive Officer of the Corporation.

            C. Terms not otherwise defined herein have the meanings set forth in the Employment Agreement.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Employment Agreement by adding the following new sections to the Employment Agreement as follows:

SECTION 23. RENEWAL OF INITIAL TERM AND CONSULTING PERIOD

            (a) Extension of Initial Term. Notwithstanding anything to the contrary in Section 1(a) of this Agreement, upon the expiration of the Initial Term (March 11, 2003), this Agreement shall be renewed automatically for an additional two (2) year term (the "Renewal Term").

            (b) Duties During Renewal Term. During the Renewal Term, the Executive shall continue to be employed by the Corporation as President, Chief Executive Officer, and Chairman of the Board of the Corporation, until such time as a successor is appointed. In the event a successor Chief Executive Officer is appointed during the Renewal Term, the Executive will continue to be employed by the Corporation for the remainder of the Renewal Term as an Executive Chairman and Chairman of the Board of the Corporation. The provisions of Section 2(b) of this Agreement shall continue to remain in full force and effect during the Renewal Term. The Executive and the Corporation agree that the appointment of a successor Chief Executive Officer during the Renewal Term shall not be treated as Good Reason under this Agreement (but such an appointment before the Renewal Term will constitute Good Reason unless the Executive has recommended such successor or otherwise consents to such appointment).

            (c) Consulting Period. Commencing upon the end of the Renewal Term, the Executive will become a nonemployee consultant and will provide consulting services to the

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Corporation on a non-exclusive basis as reasonably requested by the Corporation for a two (2) year consulting period (the "Consulting Period") ending on March 11, 2007. During the first year of the Consulting Period (ending on March 11,
2006), the Executive will be the non-executive Chairman of the Board of the Corporation, and will be available, at the election of the Corporation, to provide services commensurate with his position, for approximately 20 hours per week as reasonably requested by the Board of Directors or the Chief Executive Officer of the Corporation. During the second year of the Consulting Period (ending on March 11, 2007), the Executive will continue to be a member of the Board of Directors of the Corporation (continuation as Chairman of the Board to be determined by the Board of Directors) and will be available, at the election of the Corporation, to provide consulting services in connection with the Corporation's relationships with significant customers and with merger and acquisition transactions and as reasonably requested by the Board of Directors or the Chief Executive Officer of the Corporation.

SECTION 24. APPLICATION OF AGREEMENT DURING RENEWAL TERM AND CONSULTING PERIOD

            (a) Renewal Term. During the Executive's Renewal Term, the provisions of this Agreement will remain in full force and effect.

            (b) Consulting Period. During the Consulting Period, the Corporation agrees to pay the Executive base compensation of $660,000 per year, payable in accordance with the standard payroll procedures of the Corporation. In addition, for the first year of the Consulting Period, the Executive will be eligible for an annual bonus at a target of 50% of his target annual bonus for the last year of the Renewal Period (the "Consulting Bonus"). If the Corporation terminates the Executive's consultancy without Cause or due to the Executive's Disability or in the event of the Executive's death during the Consulting Period, the Corporation will pay the Executive the base compensation for the balance for the Consulting Period and the Consulting Bonus at the times such payments would have otherwise been made. During the Consulting Period, the Corporation shall provide the Executive with an on-site office and secretarial support, and while the Executive is performing a consulting assignment for the Corporation, the Corporation shall continue to provide the Executive with travel-related fringe benefits commensurate with those received by the Executive during the Renewal Period while performing similar assignments as a full-time employee (i.e., reimbursement of business expenses and provision of transportation and travel accommodations). During the Consulting Period the Executive may continue to use and thereafter to retain miscellaneous personal property in his possession. The obligation of the Corporation to provide the benefits under Section 8 of this Agreement shall not be affected by the Executive's performance of services for the Corporation during the Consulting Period, and thus, by way of example and not limitation, the Executive shall be entitled to all of such benefits at the end of the Renewal Term or earlier if the Executive terminates his employment for any reason after the end of the Initial Term. Except as set forth herein, the Executive should not be entitled to any additional compensation or benefits during the Consulting Period. During the Consulting Period, the provisions of Sections 14 through 23 of this Agreement will continue to apply to the Corporation and the Executive and, except as otherwise provided herein, no other provisions of this Agreement will continue to be applicable. For purposes of
Section 18(b)(3), the date of "termination of employment" shall mean the date on which the Executive ceases to perform consulting services for the Corporation during or upon the end of the Consulting Period.


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SECTION 25. DEFERRED STOCK UNITS

            (a) Grant and Vesting of Units.

            (1) Grant. Subject to the terms and conditions of this Agreement and to the attainment of any shareholder approval required under Section 25(a)(3), the Corporation hereby grants to the Executive, as of the date hereof (the "Grant Date"), 325,000 deferred stock units representing 325,000 shares of common stock (the "Units").

            (2) Vesting. Subject to the other terms and conditions of this Agreement, the outstanding Units shall vest during the period commencing on the Grant Date in the following percentages upon the events set forth below (each, a "Vesting Event"); provided, that, in the event a Vesting Event occurs prior to the attainment of any required shareholder approval as described in section 25(a)(3), such Vesting Event shall be delayed until the attainment of shareholder approval, and provided, further, that in the event a Vesting Event occurs prior to the first anniversary of the Grant Date, such Vesting Event shall be delayed until the first anniversary of the Grant Date:

            (A) 325,000 Units (or the remaining outstanding Units if less than 325,000 Units are then outstanding), on the fourth anniversary of the Grant Date so long as the Executive continues to perform services as an employee or consultant under this Agreement as of such fourth anniversary;

            (B) 325,000 Units (or the remaining outstanding Units if less than 325,000 Units are then outstanding), in the event of a Change in Control of the Corporation while the Executive is an employee or consultant during the Initial Term, Renewal Term or Consulting Period;

            (C) 325,000 Units (or the remaining outstanding Units if less than 325,000 Units are then outstanding), in the event of a termination of the Executive's employment or consultancy by reason of the Executive's death or Disability;

            (D) 325,000 Units (or the remaining outstanding Units if less than 325,000 Units are then outstanding), in the event that the Corporation terminates the Executive's employment or consultancy for any reason other than Cause, death or Disability following the expiration of the 18 month period immediately following the date hereof;

            (E) 162,500 Units (or the remaining outstanding Units if less than 162,500 Units are then outstanding), in the event that the Corporation terminates the Executive's employment for any reason other than Cause, death or Disability during the 18 month period immediately following the date hereof;

            (F) 162,500 Units (or the remaining outstanding Units if less than 162,500 Units are then outstanding), in the event that a successor to the Executive


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                  as Chief Executive Officer of the Corporation assumes office while the Executive remains employed during the Initial Term or Renewal Term;

            (G) 81,250 Units (or the remaining outstanding Units if less than 81,250 Units are then outstanding), in the event that a Chief Operating Officer of the Corporation assumes office while Executive remains employed during the Initial Term or Renewal Term;

            (H) 81,250 Units (or the remaining outstanding Units if less than 81,250 Units are then outstanding), in the event that the Executive retires upon or after the expiration of the Renewal Term.

Notwithstanding the foregoing, in the event of a Vesting Event under clause (E) or (H) above, all remaining unvested Units shall be forfeited.

            (3) Shareholder Approval. If required by any applicable law, regulation or stock exchange rule, the Corporation will use its reasonable best efforts to seek shareholder approval of the grant of the Units under this
Section 25 at the next annual meeting of the Corporation following the Grant Date. If shareholder approval is required and the Corporation's shareholders do not approve the grant of the Units, the grant of the Units shall be void ab initio and of no further force or effect and all outstanding Units shall be cancelled, and the parties shall use their reasonable efforts to agree upon an alternative compensation structure.

            (b) Settlement of Units. Any vested Units shall be settled in shares of common stock of the Corporation no later than five (5) business days following the Settlement Date. The Settlement Date for any vested Units shall be the first to occur of (i) the Executive's death or the later of (A) the Executive's attainment of age 62 or (B) the occurrence of the Vesting Event resulting in the vesting of such Units, (ii) a Change of Control, or (iii) the Executive's attainment of age 61 if, following both the attainment of age 61 and the vesting of the Units, the Fair Market Value of the common stock is $20.00 or higher for twenty (20) days during any thirty (30) consecutive day trading period. For purposes of this Section 25(b), "Fair Market Value" of a share of common stock on a particular date shall be deemed equal to the average of the reported highest and lowest selling prices per share of the common stock as reported on the composite tape of the New York Stock Exchange (or such other reporting system as shall be selected by the Board of Directors) on such date or, if there is no such trading on such date, on the most recent previous date on which such trading occurred.

            (c) Dividend Equivalents. Whenever regular quarterly cash dividends are paid by the Corporation on outstanding common stock, there shall be paid to the Executive the amount equal to the aggregate dividend that would be payable on outstanding shares of common stock equal to the number of vested Units as of the day immediately preceding the date of payment of the dividend (the "Dividend Payments"). Dividend Payments with respect to any Units that are not vested as of the day immediately preceding the date of payment of the dividend shall be credited to a book-entry account maintained for the benefit of the Executive and shall be paid to the Executive on the vesting date for such Units.


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            (d) Nontransferability of Units; Rights as a Stockholder. The Units
and the shares covered by the Units shall be non-transferable by the Executive by means of sale, assignment, exchange, encumbrance, pledge or otherwise, other than by will or the laws of descent and distribution. Any shares of common stock that are received upon settlement of the Units shall be transferable by the Executive. Except as otherwise specifically provided in this Agreement, the Executive shall not have the rights of a shareholder with respect to the Units.

            (e) Other Restrictions. The Units also shall be subject to the requirement that, if at any time the Board of Directors shall determine that (a) the listing, registration or qualification of the shares of common stock subject thereto upon any securities exchange or under any state or federal law or (b) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery or of shares of common stock pursuant thereto, then in any such event, the grant of Units, or the settlement of Units in shares of common stock, shall not be effective unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

            (f) Adjustments Upon Changes in Capitalization. In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the Board of Directors may make such equitable substitution or adjustments in the number or kind of Units and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole good faith discretion (including adjustments to the stock price targets in Section 25(b)(iii) of this Agreement); provided, however, that the number of Units shall always be a whole number.

            (g) Taxes and Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Executive for federal income tax purposes with respect to any Units, the Executive shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Corporation under this Section 25 shall be conditioned on compliance by the Executive with this Section 25(g), and the Corporation shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Executive, including the delivery of any shares of common stock that gives rise to the withholding requirement.

            (h) No Right to Corporation Assets. The Executive's rights and the Corporation's obligations under this Section 25 are an unfunded and unsecured promise to pay, and this Section 25 does not create a trust of any kind or a fiduciary relationship between the Corporation and the Executive or his beneficiaries or any other person.


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            IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of date first set forth above.

                        FAIRCHILD SEMICONDUCTOR CORPORATION

                        By /s/ Joseph R. Martin
                           -----------------------------------------------------
                        Its Executive Vice President and Chief Financial Officer


                        EXECUTIVE

                        /s/ Kirk P. Pond
                        --------------------------------------------------------
                        Kirk Pond


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